Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2010 Second Quarter Results

JOHANNESBURG, February 9, 2010 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three and six months ended December 31, 2009. Revenue during 2Q 2010 was $73.9 million, a year over year increase of 20% in US dollars (“USD”) and a decline of 8% in constant currency. Earnings per share under US generally accepted accounting principles (“GAAP”) in 2Q 2010 was $0.42 versus $0.49 a year ago, a decline of 14% in USD and 34% in constant currency. Fundamental earnings per share for 2Q 2010 was $0.51 compared to $0.36 in the 2Q 2009, representing an increase of 42% in USD and 8% in constant currency.

Revenue during the first half of fiscal 2010 (“F2010”) was $139.4 million, a year over year increase of 8% in US dollars (“USD”) and a decline of 6% in constant currency compared to the first half of fiscal 2009 (“F2009”). Earnings per share under US generally accepted accounting principles (“GAAP”) during F2010 was $0.79 versus $0.94 a year ago, a decline of 16% in USD and 27% in constant currency. Fundamental earnings per share for F2010 was $0.96 compared to $0.75 for F2009, representing an increase of 28% in USD and 12% in constant currency.

Summary Financial Metrics

	Three months ended December 31,
			% change	% change
	2009	2008	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	73,864	61,388	20%	(8)%
GAAP net income	19,284	27,762	(31)%	(47)%
Fundamental net income (1)	23,239	20,186	15%	(12)%
GAAP earnings per share ($) (2)	0.42	0.49	(14)%	(34)%
Fundamental earnings per share ($) (1) (2)	0.51	0.36	42%	8%
Fully diluted shares outstanding (‘000’s) (2)	45,378	57,068	(20)%
Average period USD/ ZAR exchange rate	7.52	9.96	(23)%

	Six months ended December 31,
			% change	% change
	2009	2008 (2)	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	139,378	129,323	8%	(6)%
GAAP net income	37,225	54,006	(31)%	(40)%
Fundamental net income (1) (2)	45,042	42,834	5%	(9)%
GAAP earnings per share ($) (2)	0.79	0.94	(16)%	(27)%
Fundamental earnings per share ($) (1) (2)	0.96	0.75	28%	12%
Fully diluted shares outstanding (‘000’s)	47,253	57,777	(18)%
Average period USD/ ZAR exchange rate	7.67	8.80	(13)%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for 2Q 2009 and the first six months of F2010 also excludes the effects of the change in the Company’s fully distributed tax rate from 35.45% to 34.55%, JSE Limited (“JSE”) listing costs, a bank facility fee, goodwill impairment and a foreign exchange gain, net of tax, related to a short-term investment.

(2) GAAP basic and fundamental earnings per share for 2Q 2009 and F2009, have been retrospectively adjusted, as required by FSP EITF 03-6-1 (Topic 260), to include participating securities in the weighted average number of outstanding shares of common stock.

The following factors had significant impact on the comparability of Net1’s 2Q 2010 results to last year:

  Favorable impact from the weakness of the US dollar: The US dollar depreciated by 23% compared to the ZAR during the second quarter of fiscal 2010 compared to fiscal 2009 which has had a positive impact on the Company’s reported results;
  Cost management and improvement in merchant adoption in our pension and welfare operations: The Company’s second quarter of fiscal 2010 results were favorably impacted by cost management controls and continued increases in merchant adoption;
  Increased transaction volumes at EasyPay: The Company’s reported results were favorably impacted by increased transaction volumes at EasyPay resulting from growth in value-added services and higher than expected activity at retailers during the Christmas season;

Exhibit 99.1

  Increased user adoption in Iraq: The Company’s reported results were positively impacted by increased transaction revenues from the adoption of its UEPS technology in Iraq;
  Lower revenues and margins from hardware, software and related technology sales segment: The Company’s hardware, software and related technology sales segment was adversely impacted by fewer ad hoc sales to the Bank of Ghana, lower revenues and overall margin generated by Net1 Universal Technologies (Austria) AG (“Net1 UAT”) and weaker demand for its products as well as pricing pressures resulting from the global recession, but partially offset by hardware sales to Iraq;
  Intangible asset amortization related to acquisition: The Company’s reported results were adversely impacted by additional intangible asset amortization of approximately $0.5 million related to the RMT Systems (Pty) Ltd (“RMT”) acquisition, which closed in April 2009; and
  Non-recurring items: During the second quarter of fiscal 2009 the Company recognized a foreign exchange gain of $20.6 million (ZAR 202.3 million) resulting from an asset swap arrangement and the Company impaired goodwill with a value of $1.8 million (ZAR 18.0 million).

Comments and Outlook

“I am extremely pleased with our second quarter results, which demonstrate the strength of our business model and the power of our technology,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “While we faced difficult year-over-year comparisons from our hardware, software and related technology sales segment, and last year’s large foreign exchange gain, we continue to grow both revenue and profitability in our core transaction-based businesses. We remain an integral distributor of welfare grants for the South African government, and over the next few years, we have a much clearer path to drive the globalization of our technology. We remain committed to delivering sustainable growth for all of our stake holders, and to that effect I am pleased to announce that our Board has authorized a new $50 million share repurchase program,” he concluded.

“We remain comfortable with our guidance of at least 20% constant currency fundamental earnings per share growth for fiscal year 2010,” said Herman Kotzé, Chief Financial Officer of Net1. “Our growth during 2Q 2010 was driven by EasyPay, Iraq and the further penetration of our merchant acquiring platform,” he concluded.

Results of Operations

Net1’s frequently asked questions and operating metrics will be updated and posted on the Company’s website (www.net1.com).

Transaction-based activities

Transaction-based activities revenue was $45.4 million, up 38% compared with 2Q 2009 in USD and 6% on a constant currency basis. Revenue increased as a result of increased transaction volumes at EasyPay and a modest contribution from our pension and welfare operations. Operating margin increased to 59% from 54% during 2Q 2009 primarily due to cost management and continued increases in merchant adoption in our pension and welfare operations, increased transaction fees from the utilization of our UEPS system in Iraq and improved margins at EasyPay. Excluding amortization of intangibles for EasyPay and RMT, segment operating margin was 61% compared with 55% during 2Q 2009.

Smart card accounts

Smart card account revenue was $8.1 million, up 21% compared with 2Q 2009 in USD and 7% lower on a constant currency basis. Operating margin for the segment remained consistent at 45% for 2Q 2010 and 2Q 2009.

Financial services

Financial services revenue was $0.9 million, down 40% compared with 2Q 2009 in USD and 54% on a constant currency basis, principally due to the divestiture of the Company’s traditional microlending business in 3Q 2009. Operating margin for the operating segment however, improved significantly to 64% from (110)% in 2Q 2009 as a result of the sale of this low-margin business, and higher profitability in our underlying UEPS-based lending activities.

Hardware, software and related technology sales

Hardware, software and related technology sales revenue was $19.5 million, down 5% compared with 2Q 2009 in USD and 27% on a constant currency basis. The decrease in revenue and operating income is primarily due to lower revenues at Net1 UAT and lower ad hoc hardware and software development sales in 2010 as compared with the prior year when we recorded revenue from sales under our Ghana contract, offset marginally by increased hardware sales to Iraq. As a result operating margin for the operating segment decreased to 9% from 27% in 2Q 2009. Excluding amortization of all intangibles, segment operating margin was 22% compared to 41% during 2Q 2009.

Exhibit 99.1

Cash flow and liquidity

At December 31, 2009, the Company had cash and equivalents of $153 million, down from $221 million at June 30, 2009. For 2Q 2010, the Company generated operating cash flow of $13.8 million compared to $45.9 million in 2Q 2009. The decrease in operating cash flow results primarily from the foreign exchange gain realized during 2Q 2009. Capital expenditures for 2Q 2010 and 2009 were $0.7 million and $0.4 million, respectively. Capital expenditures for each of F2010 and F2009 were approximately $1.3 million and $3.3 million. For F2010, the Company generated operating cash flow of $50.7 million compared to $12.9 million in F2009.

Share repurchase authorization

On February 5, 2010, the Company’s Board of Directors authorized the repurchase of up to $50 million of the Company’s common stock. The authorization does not have an expiration date.

The share repurchase authorization will be used at management’s discretion, subject to limitations imposed by SEC Rule 10b-18 and other legal requirements and subject to price and other internal limitations established by the Board. Repurchases will be funded from the Company’s available cash. Share repurchases may be made through open market purchases, privately negotiated transactions, or both. There can be no assurance that the Company will purchase any shares or any particular number of shares.

The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, liquidity and other factors that management deems appropriate.

MediKredit Closing

In January 2010, the Company acquired 100% of MediKredit Integrated Healthcare Solutions (Pty) Ltd (“MediKredit”) for ZAR 74 million (approximately $10 million) in cash after all regulatory approvals were obtained. MediKredit is a South African private company that offers transaction processing, financial and clinical risk management solutions to both funders and providers of healthcare.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Under GAAP, the Company is required to fair value all intangible assets on the date of the acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards, and recognize a stock-based compensation charge over the requisite service period. The Company’s GAAP net income and earnings per share for the three and six months December 31, 2009 and 2008, include amortization of intangibles and stock-based compensation, as well as, in 2008, JSE listing costs, a bank facility fee, goodwill impairment and a foreign exchange gain, net of tax, related to a short-term investment. Finally, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008 was included in net income and earnings per share for the six months ended December 31, 2008. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review second quarter results on February 10, 2010, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-800-860-2442 (US only), 1-866-605-3852 (Canada only), 0-800-917-7042 (UK only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through March 3, 2010.

Exhibit 99.1

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Our market-leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Our universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

Net1 also focuses on the development and provision of secure transaction technology, solutions and services and offers transaction processing, financial and clinical risk management solutions to both funders and providers of healthcare. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$73,864	$61,388	$139,378	$129,323

EXPENSE

Cost of goods sold, IT processing, servicing and support	20,915	17,175	37,742	36,411
Selling, general and administration	18,866	15,311	36,606	33,309
Depreciation and amortization	4,664	4,261	9,243	7,684

IMPAIRMENT OF GOODWILL	-	1,836	-	1,836

OPERATING INCOME	29,419	22,805	55,787	50,083

FOREIGN EXCHANGE GAIN RELATED TO SHORT-TERM INVESTMENT	-	20,581	-	26,657

INTEREST INCOME, net	1,893	2,303	4,264	5,465

INCOME BEFORE INCOME TAXES	31,312	45,689	60,051	82,205

INCOME TAX EXPENSE	11,492	16,999	22,523	26,901

NET INCOME FROM CONTINUING OPERATIONS BEFORE LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	19,820	28,690	37,528	55,304

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(270)	(226)	(381)	(536)

NET INCOME	19,550	28,464	37,147	54,768

LESS(ADD): NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	266	702	(78)	762

NET INCOME ATTRIBUTABLE TO NET1	$19,284	$27,762	$37,225	$54,006

Net income per share, in cents
Basic earnings attributable to Net1 shareholders	42.5	48.6	79.0	93.8
Diluted earnings attributable to Net1 shareholders	42.3	48.5	78.8	93.5

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2009	2009
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$152,871	$220,786
Pre-funded social welfare grants receivable	1,592	4,930
Accounts receivable, net of allowances of – December: $374; June: $395	42,213	42,475
Finance loans receivable, net of allowances of – December: $244; June: $226	4,548	2,563
Deferred expenditure on smart cards	70	8
Inventory	4,953	7,250
Deferred income taxes	9,191	12,282
Total current assets	215,438	290,294
OTHER LONG-TERM ASSETS, including available for sale securities	6,886	7,147
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – December: $31,559; June: $28,169	7,075	7,376
EQUITY-ACCOUNTED INVESTMENTS	2,265	2,583
GOODWILL	121,295	116,197
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF – December: $39,854; June: $31,150	70,806	75,890
TOTAL ASSETS	423,765	499,487
LIABILITIES
CURRENT LIABILITIES
Accounts payable	4,347	5,481
Other payables	57,431	61,454
Income taxes payable	7,598	10,874
Total current liabilities	69,376	77,809
DEFERRED INCOME TAXES	46,876	41,737
OTHER LONG-TERM LIABILITIES, including non-controlling interest loans	4,200	4,185
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	120,452	123,731
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury - December: 45,378,397;
June: 54,506,487	59	59
ADDITIONAL PAID-IN-CAPITAL	130,493	126,914
TREASURY SHARES, AT COST: December: 13,149,042; June: 3,927,516	(173,671)	(48,637)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(46,666)	(58,472)
RETAINED EARNINGS	390,578	353,353
TOTAL NET1 EQUITY	300,793	373,217
NON-CONTROLLING INTEREST	2,520	2,539
TOTAL EQUITY	303,313	375,756
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$423,765	$499,487

(A) – Derived from audited financial statements

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)

Cash flows from operating activities
Net income	$19,550	28,464	$37,147	$54,768
Depreciation and amortization	4,664	4,261	9,243	7,684
Impairment of goodwill	-	1,836	-	1,836
Loss from equity-accounted investments	270	226	381	536
Fair value adjustments	(29)	(2,472)	(171)	(2,444)
Unrealized foreign exchange reversal (gain) related to short-term investment	-	5,061	-	(1,015)
Interest payable	77	(408)	155	231
Loss (Profit) on disposal of property, plant and equipment	3	(1)	2	-
Stock-based compensation charge	1,432	1,346	2,854	2,551
Facility fee amortized	-	352	-	1,100
Decrease (Increase) in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	521	8,350	6,050	(37,791)
Increase in deferred expenditure on smart cards	(30)	(4)	(60)	(27)
Decrease in inventory	1,671	511	2,686	294
Decrease in accounts payable and other payables	(9,367)	(3,174)	(9,342)	(17,589)
(Decrease) Increase in taxes payable	(6,527)	775	(316)	4,184
Increase (Decrease) in deferred taxes	1,536	751	2,111	(1,419)
Net cash provided by operating activities	13,771	45,874	50,740	12,899

Cash flows from investing activities
Capital expenditures	(685)	(439)	(1,326)	(3,283)
Proceeds from disposal of property, plant and equipment	13	1	62	2
Acquisition of Net1 UAT, net of cash acquired	-	(458)	-	(95,786)
Acquisition of shares in equity-accounted investments	-	(50)	-	(600)
Net cash used in investing activities	(672)	(946)	(1,264)	(99,667)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue expenses	-	-	720	155
Treasury stock acquired	-	(24,752)	(126,304)	(24,752)
Proceeds from short-term loan facility	-	-	-	110,000
Repayment of short-term loan facility	-	(110,000)	-	(110,000)
Payment of facility fee	-	-	-	(1,100)
Repayment of non-controlling interest loan	-	-	(137)	-
Proceeds from bank overdrafts	-	94	-	95
Repayment of loans	-	-	-	-
Net cash used in financing activities	-	(134,658)	(125,721)	(25,602)

Effect of exchange rate changes on cash	460	(31,538)	8,330	(35,449)

Net increase (decrease) in cash and cash equivalents	13,559	(121,268)	(67,915)	(147,819)

Cash and cash equivalents – beginning of period	139,312	245,924	220,786	272,475

Cash and cash equivalents – end of period	$152,871	124,656	$152,871	$124,656

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended December 31, 2009 and 2008 and September 30, 2009

						Change – constant
				Change - actual		exchange rate(1)
				Q2 ‘10	Q2 ‘10	Q2 ‘10	Q2 ‘10
Key segmental data, in ’000, except				vs	vs	vs	vs
margins	Q2 ‘10	Q2 ‘09	Q1 ‘10	Q2 ‘09	Q1 ‘10	Q2 ‘09	Q1 ‘10
Revenue:
Transaction-based activities	$45,415	$32,820	$44,978	38%	1%	6%	(3)%
Smart card accounts	8,137	6,711	8,074	21%	1%	(7)%	(3)%
Financial services	858	1,430	792	(40)%	8%	(54)%	4%
Hardware, software and related technology sales	19,454	20,427	11,670	(5)%	67%	(27)%	60%
Total consolidated revenue	$73,864	$61,388	$65,514	20%	13%	(8)%	9%

Consolidated operating income (loss):
Transaction-based activities	$26,733	$17,653	$26,668	51%	0%	16%	(3)%
Smart card accounts	3,699	3,050	3,670	21%	1%	(7)%	(3)%
Financial services	546	(1,570)	531	(135)%	3%	(127)%	(1)%
Hardware, software and related technology sales	1,660	5,493	(1,713)	(70)%	(197)%	(77)%	(193)%
Corporate/ Eliminations	(3,219)	(1,821)	(2,788)	77%	15%	35%	11%
Total operating income	$29,419	$22,805	$26,368	29%	12%	(1)%	7%

Operating income margin (%)
Transaction-based activities	59%	54%	59%
Smart card accounts	45%	45%	45%
Financial services	64%	(110)%	67%
Hardware, software and related technology sales	9%	27%	(15)%
Overall operating margin	40%	37%	40%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2010 also prevailed during the second quarter of fiscal 2009 and the first quarter of fiscal 2010.

Exhibit 99.1

Six months ended December 31, 2009 and 2008

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			Q2 ‘10	Q2 ‘10
Key segmental data, in ’000, except			vs	vs
margins	Q2 ‘10	Q2 ‘09	Q2 ‘09	Q1 ‘10
Revenue:
Transaction-based activities	$90,393	$73,164	24%	8%
Smart card accounts	16,211	15,281	6%	(8)%
Financial services	1,650	3,214	(49)%	(55)%
Hardware, software and related technology sales	31,124	37,664	(17)%	(28)%
Total consolidated revenue	139,378	129,323	8%	(6)%

Consolidated operating income (loss):
Transaction-based activities	$53,401	$39,291	36%	18%
Smart card accounts	7,369	6,945	6%	(8)%
Financial services	1,077	(1,243)	(187)%	(176)%
Hardware, software and related technology sales	(53)	9,627	(101)%	(100)%
Corporate/ Eliminations	(6,007)	(4,537)	32%	15%
Total operating income	$55,787	$50,083	11%	(3)%

Operating income margin (%)
Transaction-based activities	59%	54%
Smart card accounts	45%	45%
Financial services	65%	(39)%
Hardware, software and related technology sales	-%	26%
Overall operating margin	40%	39%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2010 also prevailed during the first half of fiscal 2009.

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended December 31, 2009 and 2008

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	19,284	27,762	43	49	145,091	272,875	320	478

Amortization of intangible assets(1)	2,524	2,276			18,988	22,371
Customer relationships	3,346	2,412			25,171	23,713
Software and unpatented technology	-	676			-	6,642
Trademarks	90	69			679	679
Deferred tax benefit	(912)	(881)			(6,862)	(8,663)
Stock-based charge	1,431	1,346			10,767	13,230
JSE listing costs	-	84			-	826
Facility fee	-	352			-	3,460
Foreign exchange gain related to a short-term investment, net of tax of $7,111	-	(13,470)			-	(132,397)
Impairment of goodwill	-	1,836			-	18,046

Fundamental	23,239	20,186	51	36	174,846	198,411	385	348

(1) Amortization of Prism, EasyPay, RMT and BGS intangibles, net of deferred tax benefit.
(2) Includes stock-based compensation charges related to options and non-vested stock awards.

Exhibit 99.1

Six months ended December 31, 2009 and 2008

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	37,225	54,006	79	94	285,601	475,302	606	826

Amortization of intangible assets(1)	4,964	3,749			38,080	32,995
Customer relationships	6,582	3,609			50,494	31,759
Software and unpatented technology	-	1,509			-	13,284
Trademarks	177	154			1,358	1,358
Deferred tax benefit	(1,795)	(1,523)			(13,772)	(13,406)
Stock-based charge(2)	2,854	2,551			21,897	22,451
JSE listing costs	-	495			-	4,356
Facility fee	-	1,100			-	9,681
Foreign exchange gain related to a short-term investment, net of tax of $9,210	-	(17,447)			-	(153,549)
Impairment of goodwill	-	1,836			-	16,158
Change in tax rate	-	(3,456)			-	(26,524)

Fundamental	45,043	42,834	96	74	345,578	380,870	734	662

(1) Amortization of Prism, EasyPay, RMT and BGS intangibles, net of deferred tax benefit. (2) Includes stock-based compensation charges related to options and non-vested stock awards.

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2009 and 2008

	2009	2008
Net income (USD’000)	19,284	27,762
Adjustments:
Impairment of goodwill	-	1,836
Loss (Profit) on sale of property, plant and equipment (USD’000)	3	(1)
Tax effects on above (USD’000)	(1)	-

Net income used to calculate headline earnings (USD’000)	19,286	29,597

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,378	57,068

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,588	57,777

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	43	52
Diluted earnings – common stock and linked units, in US cents	42	51

Six months ended December 31, 2009 and 2008

	2009	2008
Net income (USD’000)	37,225	54,006
Adjustments:
Impairment of goodwill		1,836
Loss (Profit) on sale of property, plant and equipment (USD’000)	2	-
Tax effects on above (USD’000)	(1)	-

Net income used to calculate headline earnings (USD’000)	37,226	55,842

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	47,097	57,550

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	47,253	57,777

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	79	97
Diluted earnings – common stock and linked units, in US cents	79	97